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                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
                            EXHIBIT 11 - COMPUTATION
                              OF EARNINGS PER SHARE
                     (In thousands except per share amounts)




                                                                   1999                    1998                 1997
                                                          ----------------------------------------------------------

BASIC:
      Net Income                                                $45,357                 $30,289              $24,506

Weighted average shares outstanding                              38,792                  38,734               38,922

Basic earnings per share                                          $1.17                   $0.78                $0.63

DILUTED:
      Net Income                                                $45,357                 $30,289              $24,506

Weighted average shares outstanding                              38,792                  38,734               38,922
      Incremental shares under stock option plans                 2,251                   1,316                1,020
                                                          ----------------------------------------------------------

Adjusted weighted average shares outstanding                     41,043                  40,050               39,942
                                                          ----------------------------------------------------------


Diluted earnings per share                                        $1.11                  $0.76                 $0.61
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